UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 30, 2022

MY SIZE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-37370	51-0394637
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

HaYarden 4, pob 1026,

Airport City, Israel 7010000

(Address of principal executive offices and Zip Code)

Registrant’s telephone number, including area code +972-3-600-9030

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	MYSZ	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 30, 2022, My Size, Inc. (the “Company”), appointed Ezequiel Javier Brandwain to serve as the Company’s Chief Commercial Officer, effective as of February 1, 2022.

Mr. Brandwain brings more than two decades of global experience in retail and the fashion industry, mainly in business development, operations, and international markets. Before joining the Company, Mr. Brandwain held positions of increasing responsibility at several companies, including between June 2017 and November 2020, at 7 For All Mankind International, where he served as Director, Latin America and Caribbean, managing business development and operations across Latin America and the Caribbean. Before that, between May 2016 and June 2017, Mr. Brandwain served as Chief Business Development Officer at Replay – Fashion Box SPA, where he oversaw business development and operations, expansion and control in the Americas, the Caribbean, and North-East Asia. Prior this role, between September 2015 and May 2016, he served as the Replay’s Managing Director in Latin America and the Caribbean, leading the company’s international expansion in these regions. Prior to that, Mr. Brandwain has held similar executive positions at Authentic Brands Group LLC, Flemingo International Ltd., Calvin Klein, Givenchy, Nautica, Report Collection/Modextil, Inc., and Andrew Koenig International, Inc. Between September 2019 and November 2020, Mr. Brandwain served as a member of the board of directors of 7 For All Mankind Brazil Importacao, Comercio E Distribuicao S.A.

In connection with his appointment as Chief Commercial Officer, on January 27, 2022, Mr. Brandwain and My Size Israel 2014 Ltd., a subsidiary of the Company, entered into an employment agreement (the “Employment Agreement”). Pursuant to the terms of the Employment Agreement, Mr. Brandwain shall receive NIS 45,000 per month as his base salary and shall be eligible to receive a monthly commission as determined by us. Under the Company’s current commissions model, Mr. Brandwain will be entitled to commissions on the overall Company’s sales of up to 5% of each direct sale of the Company’s products or services, and up to 2% of indirect sales. In addition, Mr. Brandwain shall be entitled to social benefits and other benefits, including, but not limited to, contributions towards an education fund, pension scheme, manager’s insurance, insurance coverage, including insurance in case of disability, annual vacation days, sick leave, Company’s car, Company’s cell phone, and expense reimbursement. Pursuant to the terms of the Employment Agreement and subject to certain conditions, payments made by the Company to the pension fund or the manager’s insurance fund shall be made in lieu of severance payments due to Mr. Brandwain. The term of the Employment Agreement shall be effective as of February 1, 2022, and shall continue until such time either party provides a written notice to the other party according to the applicable law in advance of the termination of such agreement. The Company may also terminate Mr. Brandwain’s employment without prior written notice (or payment in lieu of such notice) for cause (as defined in the Employment Agreement). The Employment Agreement also includes provisions regarding loyalty, confidentiality, non-competition, and intellectual property undertaking.

The foregoing summary of the Employment Agreement is not complete and is qualified in its entirety by reference to the full text of such agreement, a copy of which is filed herewith as Exhibit 10.1 and is incorporated herein by reference.

There are no arrangements or understandings between Mr. Brandwain and any other person pursuant to which he was selected as an officer, and there are no family relationships between Mr. Brandwain and any of the Company’s directors or executive officers. Mr. Brandwain has no direct or indirect material interest in any existing or currently proposed transaction that would require disclosure under Item 404(a) of Regulation S-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

10.1	Employment Agreement dated January 27, 2022 between My Size Israel 2014 Ltd. and Javier Brandwain
104	Cover Page Interactive Data File (formatted as inline XBRL)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MY SIZE, INC.

Date: February 1, 2022	By:	/s/ Ronen Luzon
	Name:	Ronen Luzon
	Title:	Chief Executive Officer